Exhibit 99.1

M Evo Global Acquisition Corp II Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing February 19, 2026

NEW YORK, Feb. 18, 2026 (GLOBE NEWSWIRE) -- M Evo Global Acquisition Corp II (the “Company”), a special purpose acquisition company formed as a Cayman Islands exempted company, today announced that commencing February 19, 2026, holders of the units sold in the Company’s initial public offering completed on February 2, 2026, may elect to separately trade the Class A ordinary shares of the Company and the warrants included in such units on the Nasdaq Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Each unit consists of one Class A ordinary share of the Company, $0.0001 par value per share, and one-half of one redeemable warrant, each whole warrant entitling the holder to purchase one Class A ordinary share upon exercise, at a price of $11.50 per share.

The Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “MEVO” and “MEVOW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “MEVOU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC acted as lead book-running manager and Clear Street LLC acted as co-manager of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About M Evo Global Acquisition Corp II

M Evo Global Acquisition Corp II is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry, sector or geographic location, with a focus on companies that own, operate, or are developing assets in the critical minerals sector that are fundamental to the economic and national security interests of the United States..

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”), declared effective on January 31, 2026. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ashley Zumwalt-Forbes

M Evo Global Acquisition Corp II

azf@evo-spac.com